Exhibit 99.1

Contact:	For Immediate Release:
Lindsey Horner	January 28, 2020
hornerl@1stsource.com
574-235-2506

1st Source Announces Board Departure of Lisa Hershman
Resigns from 1st Source Corporation and 1st Source Bank Boards of Directors

South Bend, Ind. (January 28, 2020) - 1st Source Corporation announces the resignation of Lisa Hershman from the 1st Source Corporation and 1st Source Bank boards of directors. Lisa Hershman was recently nominated by the President, confirmed by the United States Senate, and is now serving our country as the Chief Management Officer of the Department of Defense. In this role she is not able to serve on any public or privately held company boards.
“We congratulate Lisa on her very important new role serving our country,” says Christopher J. Murphy III, Chairman and CEO of 1st Source. “We look forward to a time when she may be able to return to lend her leadership skills and expertise to our boards.”
Hershman joined the 1st Source boards in April 2018. She brought with her expertise in process management, innovation and redesign, managing mergers and acquisitions, and leadership training and education.

1st Source Corporation, parent company of 1st Source Bank, has assets of $6.6 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 80 banking centers, 15 1st Source Bank Specialty Finance Group locations nationwide, eight Trust and Wealth Advisory Services locations and ten 1st Source Insurance offices. For more than 155 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit www.1stsource.com.
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